Exhibit 15.1

October 29, 2019

Wyndham Hotels & Resorts, Inc.
22 Sylvan Way
Parsippany, New Jersey 07054
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated and combined financial statements of Wyndham Hotels & Resorts, Inc. and subsidiaries for the three-month and nine-month periods ended September 30, 2019 and 2018, as indicated in our report dated October 29, 2019. As indicated in such report, because we did not perform an audit, we expressed no opinion on those financial statements.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, is incorporated by reference in Registration Statement No. 333-224923 on Form S-8 and Registration Statement No. 333-232421 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York